EXHIBIT 99.1

Kansas City, Missouri — June 3, 2004

Interstate Bakeries Corporation (NYSE-IBC) today announced that it has increased its reserve for workers’ compensation during fiscal 2004 with a charge to pretax income of approximately $40 million. The Company, together with its insurance advisors, determined that it was necessary to modify the manner in which it was calculating its estimates of workers’ compensation reserves, primarily as a result of increases in the Company’s fiscal 2004 actual expenses associated with workers’ compensation claims, particularly in the state of California, and increases in healthcare costs nationwide. As a result of this modification, the Company determined that this increase, which represents an approximately 40% increase in total reserves for workers’ compensation expenses, was required. The Company is currently reviewing whether all or a part of the charge relates to the fourth quarter or prior quarters in fiscal 2004. If the Company determines that all or a portion of the charge should have been taken in a quarter prior to the fourth quarter, it would be required to restate its financial statements for such prior quarters.

On May 27, 2004, the Company amended the leverage and interest coverage covenants in its senior secured credit facility to exclude the effect of the additional workers’ compensation reserve of up to $40 million. The Company otherwise would not have been able to comply with these covenants as of the end of its fiscal year 2004, which ended on May 29. These financial covenants had previously been adjusted on May 7, 2004 to provide additional flexibility for the fourth quarter of 2004. During the first quarter of fiscal 2005 and thereafter, such covenants will revert to the levels that were applicable under the facility prior to the May 7 amendment. The Company is actively exploring options for refinancing its debt or further amending its senior secured credit facility to provide additional flexibility during fiscal 2005. However, there is no assurance that the Company will be successful in obtaining such refinancing or amendment.

Interstate Bakeries Corporation is the largest baker and distributor of fresh baked bread and sweet goods in the U.S., under various national brand names including Wonder®, Hostess® and Home Pride®, as well as regional brand names such as Butternut®, Dolly Madison®, Drake’s® and Merita®. The Company, with 55 bread and cake bakeries and more than 1,000 distribution centers located in strategic markets from coast-to-coast, is headquartered in Kansas City, Missouri.

For information on the Company, please contact:

Mark D. Dirkes
Senior Vice President — Corporate Marketing
Interstate Bakeries Corporation
12 East Armour Boulevard
Kansas City, MO 64111
(816) 502-4000

FORWARD-LOOKING STATEMENTS

Some information contained in this release may be forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are not historical in nature and include statements relating to, among other things, workers’ compensation reserve estimates and the covenants contained in our senior secured credit facility, the amendment thereof and other potential debt refinancing, including a further amendment of our senior secured credit facility, and our cash needs and funding thereof. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Factors that could cause actual results to differ materially include, but are not limited to, increased costs or delays in Program SOAR or other problems related thereto; failure of Program SOAR to produce expected efficiencies and financial benefits or to produce them in the time frame anticipated by the Company; cash flows and our compliance with the financial covenants in our senior secured credit facility; the availability of capital on acceptable terms; changes in consumer tastes or eating habits; acceptance of new product offerings by consumers; actions of competitors, including pricing policy and promotional spending; the availability and costs of raw materials, packaging, fuels and utilities, and the ability to recover these costs in the pricing of products, improved efficiencies and other strategies; increased pension, health care, workers’ compensation and other employee costs; the effectiveness of hedging activities; the effectiveness of advertising and marketing spending; changes in general economic and business conditions (including in the bread and sweet goods markets); any inability to protect our intellectual property rights; further consolidation in the food retail industry; future product recalls or safety concerns; expenditures necessary to carry out cost-saving initiatives and savings derived from these initiatives; changes in our business strategies; bankruptcy filings by customers; costs associated with environmental compliance and remediation; actions of governmental entities, including regulatory requirements; increased costs and uncertainties related to periodic renegotiation of union contracts; changes in our relationship with employees and the unions that represent them; the outcome of legal proceedings to which we are or may become a party, including the securities class action filed after our February 11, 2003 press release; business disruption from terrorist acts, our nation’s response to such acts and acts of war; and other factors. These statements speak only as of the date of this release and we disclaim any intention or obligation to update or revise any forward-looking statements to reflect new information, future events or developments or otherwise, except as required by law. We have provided additional information in our Annual Report on Form 10-K for our fiscal year ended May 31, 2003 and our Quarterly Reports on Form 10-Q for our quarters ended November 15, 2003 and March 6, 2004 filed with the Securities and Exchange Commission, which readers are encouraged to review, concerning other factors that could cause actual results to differ materially from those indicated in the forward-looking statements.